Exhibit 10.4

Mesa Laboratories, Inc.

CONFIDENTIALITY, NON-COMPETE, AND NON-SOLICITATION AGREEMENT

     This Confidentiality, Non-Compete and Non-Solicitation Agreement is made and entered into as of the            day of                , 20      by and between Mesa Laboratories, Inc. (“Company”) a Colorado Corporation and                                (“Employee”).

BACKGROUND

Company is in the business of designing, manufacturing, selling and distributing quality control products and services (“P/S”) which are sold into niche markets driven by regulatory requirements (the “Business”). Company conducts its Business and offers and sells its P/S to Customers (defined in section 2.e., below) throughout the United States, Canada and Europe (the “Market”), and intends to continue to so offer and sell its P/S.

Employee has been employed by Company since in or about                               ,          , [19xx or 20xx] and currently holds the position of                               . Employee has held the position(s) set forth on Exhibit A during the period(s) of time stated thereon.

AGREEMENT

In consideration of the continued employment of Employee by Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Confidentiality.

a.     Employee acknowledges that in connection with his/her employment, Employee has had and will continue to have access to confidential and proprietary information and material belonging to Company (“Confidential Information” as more fully defined in (c) below).

b.     Employee agrees that he/she shall at no time, directly or indirectly, for his/her own benefit or the benefit of any other Person (as hereinafter defined), utilize or disclose to any Person any of the Confidential Information of Company, other than as necessary in the course of rendering services to, for, or on behalf of Company.

c.      For purposes of this Agreement, “Confidential Information” includes, without limitation, information concerning: ownership, management and organization structure; shareholder arrangements and agreements; employee compensation, bonuses and profit sharing arrangements or plans; stock transaction agreements; insurance information; business methods; systems of operation and operating practices and strategies; strategic plans and business development strategies; pricing strategies; estimating techniques, financial affairs, condition, and information (whether historical or forecasted); tax information; and information concerning clients served, potential clients, and client referral sources; as well as all other proprietary information of Company; and all related compilations, reports, financial statements, analyses, agreements, instruments other documents containing such information in whatever form or medium.

Exhibit 10.4

d.     Employee agrees that the Confidential Information (i) constitutes trade secrets of Company, not general secrets of the trade, and is not readily ascertainable from any other source; and (ii) is the product of a material investment of Company time, effort and money, and (iii) constitutes a valuable asset of Company.

e.     All Confidential Information acquired by the Employee is and shall remain the sole and exclusive property of Company and shall be immediately placed in the hands of Company by Employee upon request by Company and upon termination of his/her employment (for any reason), along with any copies made thereof, in whatever form or medium.

2.     Restriction on Competition and Solicitation.

a.     Employee acknowledges that Company offers and sells its P/S throughout the Market and intends to continue to offer and sell its P/S throughout the Market.

b.     Employee agrees that during the term of his/her employment with Company and for a period of                [month(s)] [year(s)] following its termination, regardless of the reason for such termination, he/she (i) will not acquire or maintain ownership of (except as a holder of stock in a corporation whose stock is publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than five (5%) percent of the issued and outstanding stock of such corporation), or (ii) serve, facilitate, or be employed directly or indirectly, in any capacity (whether as a director, officer, manager, employee, consultant or agent) by, any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization (“Person”) which is in the business of providing products or services in the nature of or substantially similar to those of the Business, or which otherwise competes with the Business.

c.     Employee agrees that (i) his/her individual relationship with each of Company's Customers (as defined below), is a determinative factor in the business dealings and relationships between Company and its Customers and Company's prospects for continuing those business dealings and relationships; (ii) Company has a legitimate business interest in protecting its Customer relationships; (iii) Company is entitled to the benefit of the goodwill developed by Employee within the industry while performing services for Company; and (iv) Employee shall have no property right in any Customer of Company, regardless of the source of the Customer.

d.     Employee agrees that during the term of this Agreement and for a period of            [(months)(year(s))] following its termination, regardless of the reason for such termination, Employee will not, either directly or indirectly, in any capacity (whether for his/her own account or for the account of any Person), (i) call upon, solicit, be solicited by, or otherwise communicate in any way with any Customer of Company for the purpose of selling or providing, or offering to sell or provide products or services in the nature of or substantially similar to the P/S provided by Company, or (ii) request that any Customer of Company not purchase products or services from Company or curtail or cancel its business with Company.

e.     For purposes of the Agreement the term "Customer” includes any Person and each of its subsidiaries, affiliates, joint venturers, partners, agents, employees and any corporation, partnership, limited liability company, association, trust, or other entity or organization in which such Person has an interest:

i.     who purchased P/S from Company at any time during the period while this Agreement was in effect;

Exhibit 10.4

ii.      who was called upon, solicited by or otherwise in contact with Employee for purposes related to the business of Company;

iii.     who received any bid or proposal from Company for the sale or provision, or proposed sale or provision, of any P/S during the twelve (12) month period prior to the termination of Employee's employment.

3.     Employee Piracy. Employee agrees that during any period while he/she is employed by Company and for a            [(month) (year)] period following the termination of such employment, regardless of the reason therefore, he/she shall not, either directly or indirectly, in any capacity, whether for his/her own account or for the account of any other Person, offer employment to any employee of Company or attempt to induce or cooperate with any other Person in an attempt to induce or entice any employee of Company to leave the employ of Company.

4.     Reasonable Restriction.

a.     Employee acknowledges that the restrictions and the covenants contained herein are reasonable and necessary in order for Company to maintain its Confidential Information and goodwill, and in order to protect its interests and rights in the Business and its relationships with its Customers. Employee further acknowledges that such restrictions will not create an undue hardship on Employee or otherwise unreasonably prohibit Employee, following the termination of his/her employment with Company, from being employed by, acquiring an interest in, or being otherwise connected with any Person in the conduct of business activities other than those of the Business.

b.     Employee agrees that, if his/her employment by Company terminates and he/she is employed by or otherwise connected with another Person for business purposes, legitimate questions may arise as to whether Employee is then breaching or has breached his/her obligations to Company. Employee authorizes Company to contact any Person by whom Employee becomes employed, or becomes otherwise connected with for business purposes, to advise said Person of the existence and terms of this Agreement, and/or to ascertain the nature and extent of the duties and activities that Employee has performed or undertaken, or will perform or undertake, for said Person.

5.     Inventions. Employee shall promptly disclose to the Company or its designee any and all ideas, inventions, works of authorship (including, but not limited to computer programs, software and documentation), improvements, discoveries, developments, or innovations (collectively, “Inventions”), whether patentable or unpatentable, copyrightable or uncopyrightable, made, developed, worked on, or conceived by Employee, either solely or jointly with others, whether or not reduced to drawings, written description, documentation, models, or other tangible form: (a) during the period of Employee’s employment with the Company which relate to, or arise out of, any developments, services, research, or products of, or pertain to the business of, the Company and (b) for a period of six (6) months after termination of the Employee’s employment with the Company, said Inventions which relate to, or arise out of, any developments, services, research, or products that Employee had been concerned with during the term of his employment.

Exhibit 10.4

Any and all such Inventions shall be the exclusive property of Company or its designees. Employee will grant, convey, and assign to Company or the designee of Company the right, title, and interest, domestic and foreign, in such Inventions without additional compensation. Employee further agrees to sign all applications or registrations for patents, trademarks, or copyrights, any continuations, renewals or reissues thereof, assignments and other documents and to perform all acts necessary or desirable to implement the provisions of this paragraph.

6.     No Conflict with Prior Employment. Employee represents that Employee is not a party to any oral or written agreement with any former employer or other person which may restrict Employee’s ability or make it unlawful for Employee to be employed by Company or to perform Employee’s duties. Employee represents that any agreement, whether oral or written, with a prior employer or other person which contains any employment, confidentiality, competition or solicitation restriction has been disclosed to, and in the case of a written agreement provided to Company. Employee agrees that he/she will not disclose, or provide to Company, or use for or on behalf of the Company, any trade secrets or confidential or proprietary information of any prior employer of Employee, or any other person, without proper consent.

7.     Remedies.

a.     In the event of a breach or threatened or attempted breach of the provisions of paragraphs 1, 2, or 3 of this Agreement, Employee acknowledges that said breach would cause irreparable harm to Company, incapable of compensation by the award of money damages. In addition to all other remedies provided by law, Company shall, therefore, be entitled to a temporary, preliminary and permanent injunction (without the necessity of proving any actual damage or proving that monetary damages would not afford an adequate remedy) or decree for specific performance of the terms hereof, or both. However, nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies for such a breach.

b.     In the event of any breach by Employee of the provisions of this Agreement, Company shall be entitled to an award of costs and expenses incurred by Company in connection with such action, including reasonable attorneys' fees.

c.     In the event Company seeks enforcement of any of the covenants contained in paragraphs 2 or 3, the provisions of said paragraphs shall continue in effect, and the period of the restriction referred to therein shall be automatically extended by a period of time equal in duration to the period of time beginning when any violation of the provisions of said paragraphs began and ending when the activities constituting such violation shall have finally terminated in good faith, or when there has been a final adjudication by a trial court as to the enforcement of this covenant, whichever is earlier.

8.     General Provisions.

a.     The provisions of Agreement shall survive termination of Employees employment with Company.

b.     In the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had been more narrowly drawn so as not to be invalid or unenforceable.

Exhibit 10.4

c.     This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, and construed in accordance with, the laws applicable to contracts made and wholly performed within the state in which the Employee is employed by the Company, without giving effect to the principles of conflict of laws.

d.     This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and assigns, except that it shall not be assignable by Employee.

e.     The failure of Company to insist upon the strict performance of the covenants and conditions contained herein shall not be deemed a waiver of the right of Company to assist upon the strict performance of such covenant sand conditions any other time. Any waiver by Company of any breach or violation of any part of this Agreement shall not operate or be interpreted, therefore, as a waiver of any subsequent breach or violation of this Agreement.

f.     This Agreement sets forth the entire agreement between the parities with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties with respect thereto. This Agreement may not be amended or supplemented except by a separate agreement in writing signed by the parties.

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[Signatures appear on the Following Page]

IN WITNESS WHEREOF, this Confidentiality, Non-Compete and Non-Solicitation Agreement has been duly executed as of the date first above written.

Mesa Laboratories, Inc.

By

Name:

Title:

Employee:

[NAME]

Exhibit 10.4

EXHIBIT A

MESA EMPLOYMENT HISTORY